EXHIBIT 12



                 THE BLACK & DECKER CORPORATION AND SUBSIDIARIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                       (Millions of Dollars Except Ratio)



                                                             Three Months Ended
                                                                  April 1, 2001
                                                             ------------------
EARNINGS:

Earnings before income taxes                                           $   47.3

Interest expense                                                           34.6

Dividends on subsidiary preferred shares                                    2.7

Portion of rent expense representative of an interest factor                6.9
                                                                       --------

Adjusted earnings before taxes and fixed charges                       $   91.5
                                                                       ========


FIXED CHARGES:

Interest expense                                                       $   34.6

Dividends on subsidiary preferred shares                                    2.7

Portion of rent expense representative of an interest factor                6.9
                                                                       --------

Total fixed charges                                                    $   44.2
                                                                       ========

RATIO OF EARNINGS TO FIXED CHARGES                                         2.07
                                                                       ========